EXHIBIT 10.2

February 28, 2005

Mr. Paul E. Rubeli
Chairman of the Board and CEO
Aztar Corporation
2390 E. Camelback Road
Suite 400
Phoenix, Arizona 85016

Re:     409A Indemnification

Mr. Rubeli,

                        This Letter Agreement confirms the understanding between you and Aztar Corporation (the "Company") that, in the event that you incur any tax (the "409A Tax") under Section 409A of the Internal Revenue Code with respect to amounts paid or to be paid to you under the Aztar Corporation Nonqualified Retirement Plan for Senior Executives ("Plan IV") and pursuant to your individual deferred compensation agreement with the Company, dated December 1, 1983 (the "Deferred Compensation Agreement"), the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount of the Gross-Up payment retained by you, after payment of all applicable taxes thereon, will be equal to the amount of such 409A Tax.

                        The indemnification provided to you pursuant to this Letter Agreement is contingent upon (i) your receiving payments under Plan IV in a lump sum that does not include benefits for your service in 2005 and (ii) your benefits under the Deferred Compensation Agreement being paid to you according to the schedule previously provided to you by the Company.

                        If you are in agreement with the foregoing, please execute this Letter Agreement as provided below and return one copy to Robert Haddock at the Company.

AZTAR CORPORATION

ROBERT M. HADDOCK
By:  Robert M. Haddock
Title: President and Chief Financial Officer

ACKNOWLEDGED AND AGREED:

PAUL E. RUBELI                    February 28, 2005
Paul E. Rubeli                            Date